UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
    UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number      000-02040
                                                           --------------------

                            CARBON ENERGY CORPORATION
              (Exact name of registrant as speci?ed in its charter)

                   1700 Broadway, Suite 1170, Denver, Colorado
                                 (720) 407-7030
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive of?ces)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
             (Titles of all other classes of securities for which a
                duty to ?le reports under section 13(a) or 15(d)
                                    remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to ?le reports:

             Rule 12g-4(a)(1)     [x]
             Rule 12g-4(a)(2)     [ ]
             Rule 12h-3(b)(1)(i)  [ ]
             Rule 12h-3(b)(1)(ii) [ ]
             Rule 15d-6           [ ]
             Rule 15d-22(b)       [ ]

     Approximate number of holders of record as of the certi?cation or notice date: 235

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as speci?ed in charter) has caused this certi?cation/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 26, 2020   By:  /s/ Patrick R. McDonald, Chief Executive Officer
----------------------   ------------------------------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3, 15d-6 and 15d-22 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall ?le with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an of?cer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.